PRICING SUPPLEMENT NUMBER 10                              Filed Under Rule
(To Prospectus dated November 28, 1995)               424(b)(2) and 424(c)
CUSIP 71345L DY-1                                        File No. 33-64243
                               $50,000,000


                              PepsiCo, Inc.



         Callable Fixed Rate Debt Securities Due October 25, 2011
                      Interest Payable Semiannually
                         _______________________


Underwriter:                 Bear, Stearns & Co. Inc.

Initial Offering Price:      100.00%.

Underwriter's Discount:      0%

Currency:                    U. S. Dollars

Date of Issue:               October 25, 1996

Issuance form:               Book entry

Scheduled Maturity Date:     October 25, 2011

Interest Rate:               October 25, 1996 - October 24, 1998      8.00%

                             October 25, 1998 - October  24,  2011    7.15%


Day count basis:             30/360

Interest Accrual Date:       October  25,  1996 or the  most  recent  date
                             for   which   interest   has  been   paid  or
                             provided  for,  as the case may be.  Interest
                             will accrue from each  Interest  Accrual Date
                             to  but   excluding   the   next   succeeding
                             Interest Payment Date.

Interest Payment Dates:      Semiannually  on the  25th  of  each  October
                             and April, commencing April 25, 1997, and ending on the Scheduled Maturity Date or an earlier Optional Redemption Date.

Principal Payment Date:      Scheduled   Maturity   Date,  or  an  earlier
                             Optional Redemption Date.

Business Days:               New York

Calculation Agent:           PepsiCo, Inc.

Optional Redemption Dates:   The Callable  Fixed Rate Debt  Securities Due
                             October  25,  2011,   (the  " Notes")  may  be
                             redeemed, in whole but not in part, at the option of PepsiCo, at 100% of the principal amount thereof, plus accrued interest to the date of such redemption, on October 25, 1998 and semiannually thereafter on each October 25th and April 25th, upon 15 days written notice by PepsiCo to the Trustee under the Indenture dated as of December
                             14, 1994 for the benefit of the holders of such Notes.

Option to elect prepayment:    None

Sinking fund:                  Not applicable

Settlement Date:             October 25, 1996

The Notes will be purchased by the Underwriter at 100.00% of their principal amount, and will be offered to the public at varying prices to be determined by the Underwriter based on prevailing market prices at the time of sale.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                       ____________________________

                         Bear, Stearns & Co. Inc.
                       ____________________________
October 15, 1996